DATE: July 10, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS 20 PERCENT
SECOND QUARTER REVENUE GROWTH
Record Revenues of $79 Million Exceed Expectations for Quarterly Performance
MINNEAPOLIS, July 10, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported preliminary sales of $78.8 million for the second quarter of 2006, a 20.0 percent increase over sales of $65.6 million in the comparable quarter of 2005. Preliminary sales for the first six months of 2006 were reported at $152.4 million, a 19.3 percent increase over sales of $127.8 million for the comparable period of 2005.
Martin J. Emerson, President and Chief Executive Officer, commented, “Both our men’s and women’s pelvic health businesses contributed to global quarterly sales in excess of our previously communicated expectations. Erectile restoration and male continence sales grew at a premium in the quarter versus our estimated annual growth rates for those product lines. In our women’s pelvic health business, the $8 million of growth in the quarter was driven by strong sales performance in both prolapse repair and uterine health, product lines which recorded both year over year and sequential quarterly growth.”
Emerson continued, “In early June, AMS announced its intention to acquire Laserscope, a significant strategic investment for the Company in the field of obstructive benign prostatic hyperplasia. While that pending transaction has indeed required significant attention from employees across AMS, our second quarter’s revenue performance evidences our continued commitment to deliver on our core growth strategy.”
Earnings Call Information
American Medical Systems will host a conference call on July 27, 2006 at 5:00 p.m. eastern time to discuss its second quarter 2006 results. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.
A live webcast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.

American Medical Systems
July 10, 2006

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Carmen Diersen Executive Vice President and Chief Financial Officer 952-930-6495 Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson President and Chief Executive Officer 952-930-6334 Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems
July 10, 2006

American Medical Systems Holdings, Inc.
Selected Sales Information
(In millions)

		Three Months Ended		Six Months Ended
		July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Sales
Product line
	Men's health	$45.9	$40.8	$90.6	$81.4
	Women's health	32.9	24.8	61.8	46.4

Total		$78.8	$65.6	$152.4	$127.8

Geography
	United States	$60.0	$50.7	$117.0	$99.1
	International	18.8	14.9	35.4	28.7

	Total	$78.8	$65.6	$152.4	$127.8

Percent of total sales
Product line
	Men's health	58%	62%	59%	64%
	Women's health	42%	38%	41%	36%

Total		100%	100%	100%	100%

Geography
	United States	76%	77%	77%	78%
	International	24%	23%	23%	22%

Total		100%	100%	100%	100%